                                                                    Exhibit 99.2

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of US Unwired and IWO. These unaudited pro forma condensed consolidated statements of operations give effect to our acquisition of IWO using the purchase method of accounting. These unaudited pro forma condensed consolidated statements of operations do not give effect to our acquisition of Georgia PCS. To aid in your analysis of the financial aspects of this transaction, we have presented this set of unaudited pro forma condensed consolidated statements of operations to demonstrate the financial aspects of the acquisition. A pro forma condensed consolidated balance sheet has not been presented as the acquisition of IWO is reflected in our September 30, 2002 historical condensed consolidated balance sheet.

We derived the statements of operations from our unaudited consolidated financial statements for the nine months ended September 30, 2002, our audited consolidated financial statements for the year ended December 31, 2001, the unaudited consolidated financial statements of IWO for the three months ended March 31, 2002 (since the operations of IWO are included in our operations from the April 1, 2002 date of acquisition) and the audited consolidated financial statements of IWO for the year ended December 31, 2001. The historical financial statements used in preparing the pro forma financial data are summarized and should be read in conjunction with our complete historical financial statements and risk factors that are included in the Form 10-K for US Unwired Inc. for the year ended December 31, 2001, filed on March 5, 2002 with the Securities and Exchange Commission ("SEC"), and with the complete historical financial statements and risk factors in the Form 10-K for IWO Holdings, Inc. for the year ended December 31, 2001, filed on March 26, 2002 with the SEC.

The data from the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001 gives effect to the merger using the purchase method of accounting as if the merger had been consummated at the beginning of the earliest period presented. Certain reclassifications have been made to IWO's historical presentation to conform to our presentation. These reclassifications do not materially impact our or IWO's results of operations for the periods presented.

The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The final purchase price allocation may differ and the difference may be material. We have engaged a nationally recognized valuation expert to assist us in determining fair values of identifiable assets and liabilities.

We are providing the unaudited pro forma condensed consolidated financial information for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined company will experience. The unaudited pro forma condensed consolidated statements of operations do not give effect to any cost savings or operating synergies expected to result from the merger or the costs to achieve such cost savings or operating synergies.

US UNWIRED INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001
(UNAUDITED)
(in thousands, except per share data)

                                                                  Historical    Historical      Pro Forma                Pro Forma
                                                                  US Unwired       IWO         Adjustments                 Total
                                                                  ----------       ---         -----------                 -----
Revenues:
       Subscriber                                                  $146,022      $110,145       $(39,278)     (1)        $213,894
                                                                                                  (2,995)    (18)

       Roaming                                                       91,829           ---          32,594     (1)         124,423
       Merchandise sales                                             16,243           ---           6,684     (1)          24,095
                                                                                                    1,168     (2)
       Other revenue                                                  5,080           ---           2,995    (18)           8,075
                                                                      -----           ---           -----                   -----

       Total revenue                                                259,174       110,145           1,168                 370,487
Expense:
       Cost of service                                              116,117        88,924        (10,288)     (3)         186,192
                                                                                                 (14,000)     (1)
                                                                                                    5,439     (7)
       Merchandise cost of sales                                     31,336           ---          14,000     (1)          46,633
                                                                                                    1,168     (2)
                                                                                                      129    (13)
       General and administrative                                    53,251        25,001          10,288     (3)          84,189
                                                                                                  (5,439)     (7)
                                                                                                    1,088     (8)
       Sales and marketing                                           71,110        31,749         (1,088)     (8)         101,642
                                                                                                    (129)    (13)
       Non-cash stock compensation                                    4,894           334             561    (14)           5,789
       Depreciation and amortization                                 55,755        19,102          28,752     (4)         111,839
                                                                                                   11,832     (5)
                                                                                                  (3,500)     (6)
                                                                                                  (1,656)     (9)
                                                                                                  (1,769)    (15)
                                                                                                    3,323    (17)
                                                                                                    -----
       Total operating expense                                      332,463       165,110          38,711                 536,284
                                                                    -------       -------          ------                 -------
Operating loss                                                     (73,289)      (54,965)        (37,543)               (165,797)
Other income (expense):
       Interest expense, net                                       (32,744)      (16,884)           (662)    (10)        (50,373)
                                                                                                    (893)    (11)
                                                                                                    (744)    (12)
                                                                                                  (1,769)    (15)
                                                                                                    3,323    (17)
       Other income (expense)                                         9,314       (5,092)             ---                   4,222
                                                                     ------       -------            ----                   -----
       Total other expense                                         (23,430)      (21,976)           (745)                (46,151)
                                                                   --------      --------           -----                --------

Loss before income taxes and equity in losses of affiliates        (96,719)      (76,941)        (38,288)               (211,948)
Income tax benefit                                                    1,868           ---          50,971    (16)          52,839
Equity in losses of unconsolidated affiliates                       (2,760)           ---             ---                 (2,760)
                                                                    -------           ---             ---                 -------

Loss from continuing operations                                   $(97,611)     $(76,941)         $12,683              $(161,869)
                                                                  =========     =========         =======              ==========

Basic and diluted loss from continuing operations per
common share                                                        $(1.17)                                               $(1.32)
                                                                    =======                                               =======


Weighted average outstanding common shares                           83,310                        38,983    (19)         122,293
                                                                     ======                        ======                 =======

US UNWIRED INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(UNAUDITED)
(in thousands, except per share data)


                                                                                Historical
                                                                               IWO for the
                                                                               three months
                                                                 Historical    ended March        Pro Forma               Pro Forma
                                                                 US Unwired      31, 2002        Adjustments                Total
                                                                 ----------      --------        -----------                -----
Revenues:
       Subscriber                                                    $236,427       $35,113        $(9,148)    (1)         $262,392
       Roaming                                                        133,355           ---           7,014    (1)          140,369
       Merchandise sales                                               13,471           ---           2,134    (1)           16,025
                                                                                                        420    (2)
       Other revenue                                                    2,047           ---             ---                   2,047
                                                                        -----           ---             ---                   -----

       Total revenue                                                  385,300        35,113             420                 420,833
Expense:
       Cost of service                                                172,406        25,900         (4,229)    (3)          189,935
                                                                                                    (4,142)    (1)
       Merchandise cost of sales                                       28,264           ---           4,142    (1)           32,841
                                                                                                        420    (2)
                                                                                                         15   (13)
       General and administrative                                     107,421        15,153           4,229    (3)          126,803
       Sales and marketing                                             77,924         8,532            (15)   (13)           86,441
       Non-cash stock compensation                                      3,802           ---             140   (14)            3,942
       Depreciation and amortization                                   78,566         5,714           7,188    (4)           92,931
                                                                                                      2,958    (5)
                                                                                                      (875)    (6)
                                                                                                      (620)    (9)
                                                                                                      -----
       Total operating expense                                        468,383        55,299           9,211                 532,893
                                                                      -------        ------           -----                 -------
Operating loss                                                       (83,083)      (20,186)         (8,791)               (112,060)
Other income (expense):
       Interest expense, net                                         (50,401)       (6,650)            (63)   (10)         (57,575)
                                                                                                      (258)   (11)
                                                                                                      (203)   (12)

       Other income (expense)                                              13           ---             ---                      13
                                                                           --           ---             ---                      --
       Total other expense                                           (50,388)       (6,650)           (524)                (57,562)
                                                                     --------       -------           -----                --------

Loss before equity in losses of affiliates                          (133,471)      (26,836)         (9,315)               (169,622)
Equity in income of unconsolidated affiliates                             780           ---             ---                     780
                                                                          ---           ---             ---                     ---
Loss before income taxes                                            (132,691)      (26,836)         (9,315)               (168,842)
Income tax benefit                                                        781           ---             ---                     781
Loss from continuing operations                                    $(131,910)     $(26,836)        $(9,315)              $(168,061)
                                                                   ==========     =========        ========              ==========

Basic and diluted loss from continuing operations per common
share                                                                 $(1.15)                                               $(1.32)
                                                                      =======                                               =======

Weighted average outstanding common shares                            114,610                                               127,478
                                                                      =======                                               =======

 US UNWIRED INC.
 NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)

 (dollars in thousands, except per share amounts)


     On April 1, 2002, the Company acquired 100% of the ownership interest in IWO Holdings, Inc. ("IWO") for approximately $446.3 million. As consideration for the acquisition, the Company issued to the former stockholders of IWO approximately 39.0 million shares of the Company's common stock and reserved approximately 6.9 million additional shares of its common stock for issuance upon the exercise of options and warrants that the Company assumed or exchanged in connection with the acquisition. The value of the common shares issued was based on the market price of the common stock of $10.00 per share at the close of business on December 19, 2001, the date the terms of the acquisition were agreed to and announced.

     The acquisition has been accounted for using the purchase method of accounting. The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based on the Company's initial estimate of their fair values. The purchase price premium has been allocated to the acquired customer base, rights to provide service under the Sprint PCS management agreement, and goodwill. The Company is in the process of obtaining independent valuations from a national valuation firm to assist in the allocation of the purchase price. The Company expects to receive final valuation reports from the independent national valuation firm before December 31, 2002. The Company's historical operating results include the operating results of IWO from the date of the acquisition, April 1, 2002.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires non-amortization of goodwill and intangible assets that have indefinite useful lives and annual tests of impairment of those assets. The statement also provides specific guidance about how to determine and measure goodwill and intangible asset impairment, and requires additional disclosure of information about goodwill and other intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001 and applied to all goodwill and other intangible assets recognized in financial statements at that date. Goodwill and certain intangible assets acquired after June 30, 2001 are subject to the non-amortization provisions of the statement.

     As a result, no amortization of goodwill resulting from this acquisition has been included in the accompanying unaudited pro forma condensed consolidated financial information as the acquisition occurred after June 30, 2001 and such goodwill will not be amortized subsequent to the closing of the acquisition. Had such goodwill been subject to amortization, assuming an assigned life of 20 years, goodwill amortization would have increased by $10,744 for the year ended December 31, 2001.

The following represents the Company's initial allocation of the purchase prices:

                                                                          IWO
                                                                          ---
    Consideration:
      US Unwired common shares issuable at closing                 38,982,912
      Closing price on December 1, 2001 (a)                            $10.00
                                                                       ------
      Common stock                                                    389,828
      Stock options and warrants (b)                                   49,410
      Cash, including merger related costs                              7,019
                                                                        -----
      Total purchase price                                           $446,257
                                                                     ========

    Allocated to:
      Working capital                                                $ 51,994
      Restricted cash and US Treasury obligations                      28,100
      Investment securities                                             3,103
      Property and equipment                                          159,919
      Deferred financing costs and other assets                        21,768
      Long-term debt (c)                                            (306,000)
      Acquired customer base (d)                                       57,500
      Sprint affiliation agreement (e)                                215,000
      Goodwill                                                        214,873
                                                                      -------
      Total                                                          $446,257
                                                                     ========

     (a) Represents the closing price of US Unwired's stock on December 19, 2001, which is the date the terms of the acquisition were agreed to and announced.

     (b) The fair value of the warrants was calculated using the following assumptions:

         (i) risk free interest rate of 3.5%;

         (ii) stock price of $10.00;

         (iii) dividend yield of 0%;

         (iv) average remaining life of 5 years; and

         (v) volatility of 82%.

     (c) IWO long-term debt is comprised of the senior notes and amounts outstanding under a senior credit facility. The fair value of the senior notes is stated at quoted market value as of April 1, 2002 of $136,000,000 as compared to the carrying amount of $152,513,000. The carrying amount of the senior credit facility is a reasonable estimate of its fair value primarily due to its variable interest rate.

     (d) Allocation to the acquired customer base is calculated on 169,201 existing IWO customers valued at $340 per customer, which reflects IWO's average cost of acquiring a new customer.

     (e) Allocation to the rights to provide service under the Sprint PCS management agreement is based upon a preliminary estimate provided by a national valuation firm for the Company's right to use the Sprint PCS spectrum, the Sprint PCS brand name, accelerated start-up, network equipment and handset discounts, less the affiliation fee we are obligated to pay Sprint PCS.

1. Represents the reclassification of IWO's roaming and merchandise sales from net revenues and merchandise costs of sales for consistency in presentation. Roaming revenue was $7,014 and $32,594 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively. Merchandise sales were $2,134 and $6,684 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively. Merchandise cost of sales were $4,142 and $14,000 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively.

2. Represents the reclassification of IWO's merchandise returns from merchandise sales to merchandise cost of sales for consistency in presentation. Merchandise returns were $420 and $1,168 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively.

3. Represents the reclassification of IWO's customer care and billing expenses from cost of service to general and administrative expenses for consistency in presentation. Customer care and billing expenses were $4,229 and $10,288 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively.

4. Represents amortization expense of the acquired customer base, which is assumed to be over the average remaining customer life of 24 months.

    Fiscal year ended 2001 amortization:
       Acquired customer base                              $      57,500
       Number of months                                               24  Months
                                                              -----------
       Monthly amortization                                $       2,396
       Months in year                                                 12  Months
                                                              -----------
                                                                                      $    28,752
                                                                                         =========
    Three months ended March 31, 2002:
       Acquired customer base                              $      57,500
       Number of months                                               24  Months
                                                              -----------
       Monthly amortization                                $       2,396
       Months in period                                                3  Months
                                                              -----------
                                                                                       $     7,188
                                                                                         =========

5. Represents amortization expense of the rights to provide services under the Sprint PCS management agreement, which is assumed to be approximately 18 years, the remaining life in the initial term of the IWO management agreement with Sprint PCS.

    Fiscal year ended 2001 amortization:
       Acquired customer base                               $    215,000
       Number of months                                              218  Months
                                                               ----------
       Monthly amortization                                 $        986
       Months in year                                                 12  Months
                                                               ----------
                                                                                      $     11,832
                                                                                         ==========
    Three months ended March, 2002:
       Acquired customer base                               $    215,000
       Number of months                                              218  Months
                                                               ----------
       Monthly amortization                                 $        986
       Months in period                                                3  Months
                                                               ----------
                                                                                            $2,958
                                                                                         ==========

6. Represents the elimination of IWO's amortization expense related to its historical purchased subscriber list in the amount of $875 and $3,500 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively.

7. Represents the reclassification of IWO's Sprint PCS management fees from general and administrative expense to cost of service for consistency in presentation for fiscal year ended 2001 only. Sprint PCS management fees were $5,439 for the fiscal year ended 2001.

8. Represents the reclassification of IWO's activation, e-commerce and telesales fees from sales and marketing to general and administrative expenses for consistency in presentation for fiscal year ended 2001 only. Activation, e-commerce and telesales were $1,088 for the fiscal year ended 2001.

9. Represents reduced depreciation expense for IWO resulting from the reduction of the carrying amount of IWO property and equipment to fair value. Depreciation expense was reduced by $620 and $1,656 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively.

10. Represents reduced interest income on cash used by IWO and the Company to fund the transaction costs of approximately $14.1 million assuming an average rate of 1.8% and 4.7% in the amount of $63 and $662 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively.

11. Represents increased discount accretion on IWO's senior notes resulting from the reduction of the senior notes to fair value. Interest expense was increased by $258 and $893 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively.

12. Represents increased premium amortization in IWO's restricted and unrestricted investment portfolios resulting from increasing the securities to fair value. The decrease in interest income was $203 and $744 for the three months ended March 31, 2002 and fiscal year ended 2001, respectively.

13. Represents the reclassification of IWO's inventory adjustment costs from selling and marketing expenses to merchandise cost of sales for consistency in presentation. Inventory adjustment costs were $15 and $129 for the three months ended March 31, 2002 and fiscal year ended 2001, respectively.

14. Represents the adjustment to record non-cash stock compensation related to unvested IWO stock options assumed by US Unwired at the acquisition date in the amount of $140 and $561 for the three months ended March 31, 2002 and the fiscal year ended 2001, respectively.

15. Represents the reclassification of IWO's other debt financing fees to interest expense for consistency in presentation. Other debt financing fees were $1,769 for the fiscal year ended 2001.

16. Represents the recognition of the estimated income tax benefit, using an effective tax rate of 38%, for US Unwired for the fiscal year ended 2001. No additional income tax benefit in excess of deferred income tax liabilities has been recorded as such future benefits would be offset by a full valuation allowance.

17. Represents the reclassification of IWO's amortization of debt issuance cost to depreciation and amortization expense for consistency in presentation. Amortization of debt issuance costs was $3,323 for the fiscal year ended 2001.

18. Represents the reclassification of IWO early termination fees from subscriber revenue to other revenue for consistency in presentation in the amount of $2,995 for the fiscal year ended 2001.

19. The reconciliation of weighted-average common shares before the merger to weighted-average common shares after the merger is set forth below:

                                                                                    For the Nine Months
                                                               For the Year Ended          Ended
                                                               December 31, 2001     September 30,2002
                                                               -----------------     -----------------
Weighted-average outstanding US Unwired common shares
before the merger                                                       83,310,000      114,610,274

US Unwired common shares issuable at closing                            38,982,912          ---

Incremental effect of US Unwired common shares issued April
1, 2002 outstanding for the entire nine month period                           ---       12,868,155
                                                                               ---      -----------
Weighted-average outstanding common shares after the merger            122,292,912      127,478,429
                                                                       ===========      ===========